Exhibit 5.1

200 Clarendon Street
Boston, Massachusetts 02116
Tel: +1.617.948.6000 Fax: +1.617.948.6001
www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Milan

	Beijing	Munich

	Boston	New York

	Brussels	Orange County

	Chicago	Paris

	Dubai	Riyadh

August 13, 2026	Düsseldorf	San Diego

	Frankfurt	San Francisco

MiNK Therapeutics, Inc.	Hamburg	Seoul

149 Fifth Avenue, Suite 500	Hong Kong	Silicon Valley

New York, NY 10010	Houston	Singapore

	London	Tel Aviv

	Los Angeles	Tokyo

	Madrid	Washington, D.C.

Re: Registration Statement on Form S-8; 235,311 shares of MiNK Therapeutics, Inc. Common Stock, $0.00001 par value per share

To the addressee set forth above:

We have acted as special counsel to MiNK Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of up to an aggregate of 235,311 shares of common stock of the Company, $0.00001 par value per share (the “Shares”), issuable under the MiNK Therapeutics, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) and the MiNK Therapeutics, Inc. 2021 Employee Stock Purchase Plan (together with the 2021 Plan, the “Plans”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus forming a part thereof, other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipients, and have been issued by the Company for legal consideration in excess of par value in the circumstances contemplated by the Plans, assuming in each case that the individual grants or awards under the Plans are duly authorized by all necessary corporate action and duly granted or awarded and exercised in accordance with the requirements of law and the Plans (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been

August 13, 2026

duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP